EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-134508, No. 333-192154 and No. 333-192356), in the Post Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-88663) and on Form S-8 (No. 333-115725, No. 333-143116, No. 333-161390, No. 333-167127, No. 333-174930, No. 333-181788 and No. 333-188820) of Gentiva Health Services, Inc. of our report dated March 12, 2014, except for the effects of the restatement and revision discussed in Note 2 to the consolidated financial statements and the matter described in the second paragraph of Management’s Report on Internal Control over Financial Reporting, as to which is dated November 14, 2014, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
November 14, 2014